Exhibit 4.3

Description of Share Capital

The following description of our share capital and provisions of our memorandum of association and second amended and restated bye-laws are summaries. You should also refer to the memorandum of association and the second amended and restated bye-laws, or Bye-laws, which are filed as exhibits to our Annual Report on Form 10-K. As used herein, the terms “we,” “us,” “our” and the “Company” refer to Urovant Sciences Ltd. and its wholly owned subsidiaries.

General

We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 51141. We were incorporated on January 27, 2016 under the name Roivant PPS Holdings Ltd. We changed our name to Thalavant Sciences Ltd. in November 2016 and Urovant Sciences Ltd. in January 2017. Our principal office is located at Suite 1, 3rd Floor, 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom, and our registered office is located in Bermuda at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. We also have business operations at 5281 California Avenue, Suite 100, Irvine, California 92617 and 324 Blackwell Street Bay 11, Suite 1104, Durham, North Carolina 27701.

Since our incorporation, other than a subdivision of our authorized and issued share capital, there have been no material changes to our share capital, mergers, amalgamations or consolidations of us or any of our subsidiaries, no material changes in the mode of conducting our business, and no material changes in the types of products produced or services rendered. There have been no bankruptcy, receivership or similar proceedings with respect to us or our subsidiaries.

Share capital

Our authorized share capital consists of 267,001,308 common shares, $0.000037453 par value per common share. Pursuant to our Bye-laws, subject to the requirements of The Nasdaq Stock Market LLC, or Nasdaq, and to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares provided our common shares remain listed on an appointed stock exchange, which includes Nasdaq.

Common shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares, subject to the limitations described below. Unless a different majority is required by law or by our Bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of the votes cast at a meeting at which a quorum is present.

Other than as set forth in our Bye-laws, shareholder voting rights may only be altered with the consent of our shareholders as set forth under “Variation of rights” below.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference shares

Pursuant to Bermuda law and our Bye-laws, our board of directors may, by resolution, establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board of directors without any further shareholder approval. Such rights, preferences, powers and limitations, as may be established, could have the effect of discouraging an attempt to obtain control of our Company.

Dividend rights

Under Bermuda law, a company may not declare or pay dividends, or make distributions out of contributed surplus, if there are reasonable grounds for believing that (1) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (2) the realizable value of its assets would thereby be less than its liabilities. “Contributed surplus” is defined for purposes of Section 54 of the Bermuda Companies Act 1981, as amended, or the Companies Act, to include the proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital and donations of cash and other assets to the company. Under our Bye-laws, each common share is entitled to such dividends as the Board may from time to time declare, subject to any preferred dividend right of the holders of any preference shares. We do not anticipate paying cash dividends in the foreseeable future.

Variation of rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of 75% of the issued shares of that class; or (2) with the sanction of a resolution passed by a simple majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum is present. Our Bye-laws specify that the creation or issue of shares ranking equally with existing preference shares will not, unless expressly provided by the terms of issue of existing preference shares, vary the rights attached to existing preference shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other class or series of preference shares, to vary the rights attached to any other class or series of preference shares.

Transfer of shares

Our board of directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share on the basis that it is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our board of directors shall reasonably require and must refuse to register the transfer unless all applicable consents, authorizations and permissions of any governmental agency or body in Bermuda have been obtained. Subject to these restrictions, a holder of common shares may transfer the title to all or any of its common shares by completing a form of transfer in the form set out in our Bye-laws (or as near thereto as circumstances admit) or in such other common form as our board of directors may accept or in accordance with the rules of the exchange on which the common shares are listed. If required, the instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our board of directors may accept the instrument signed only by the transferor.

Meetings of shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year, which we refer to as the annual general meeting. However, the shareholders may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called. We have chosen not to waive the convening of an annual general meeting.

Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our Bye-laws provide that our principal executive officer or the chairperson or any two directors or any director and the secretary or board of directors may convene an annual general meeting and our principal executive officer or the chairperson or any two directors or any director and the secretary or our board of directors may convene a special general meeting. Under our Bye-laws, at least 14 days’ notice of an annual general meeting or ten days’ notice of a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (1) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (2) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. A quorum will be present at any general meeting of shareholders if holders of a majority of the aggregate voting rights of our issued and outstanding shares entitled to vote at the meeting are present, in person or by proxy.

The chairperson of our board of directors chairs all general meetings at which such individual is present.

Access to books and records and dissemination of information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s amended and restated memorandum of association, including its objects and powers, and certain alterations to the amended and restated memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented in the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

In addition, pursuant to the investor rights agreement described below, the Company has agreed to periodically provide Sumitovant Biopharma Ltd., or SBL a wholly owned subsidiary of Sumitomo Dainippon Pharma Co., Ltd., or Sumitomo, who holds approximately 75.0% of our outstanding common shares as of March 31, 2020, with (i) certain financial statements, projections, capitalization summaries and other information customarily provided to significant investors in publicly-traded companies and (ii) access to the Company’s books, records, facilities and employees during the Company’s normal business hours as SBL may reasonably request.

Election and removal of directors

Our Bye-laws provide that our board of directors shall consist of such number of directors (not being less than five directors or more than seven directors) as the board of directors may determine. Prior to the first date on which Sumitomo, or any parent or wholly-owned subsidiary thereof, ceases to hold at least a majority of the aggregate voting rights attaching to our issued and outstanding shares, Sumitomo is entitled to appoint two directors, or the Sumitomo Directors, by notice to us, each of whom will have three votes for each matter presented to the board of directors or any duly authorized committee thereof, other than our audit committee. Each member of our audit committee will have one vote on all matters presented. All other duly executed directors will have one vote for each matter presented to the board of directors or any duly authorized committee thereof. Each member of our board of directors (other than a Sumitomo Director), will serve a term as determined by our shareholders and each Sumitomo Director will serve a term as determined by Sumitomo. In either case, if no such determination is made, each such director’s term shall last until the next annual meeting of shareholders at which his or her successor is elected or appointed, subject to his or her office being vacated sooner pursuant to our Bye-laws.

A shareholder that, together with shares owned of record by its affiliates, owns at least 5% of the aggregate voting rights of issued and outstanding shares that are entitled to vote at a general meeting and who has held such shares for at least three years, may propose for election as a director (other than a Sumitomo Director) someone who is not an existing director or is not proposed by our board of directors. Where a director is to be elected at an annual general meeting, notice of any such proposal for election must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not less than 30 days before or after such anniversary the notice must be given not later than ten days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting, that notice must be given not later than seven days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made; or, alternatively, if the special general meeting is held upon the request of shareholders holding not less than 10% of the paid-up capital of the Company carrying the right to vote at general meetings, must be given in the requisition of special general meeting.

A director (other than a Sumitomo Director) may be removed, with or without cause, by the shareholders, either by a notice to that effect signed by the holders of a majority of the aggregate voting rights of the issued and outstanding shares, and delivered to us, or by a resolution passed in a shareholders meeting convened on notice to remove the director given to the director. Prior to the first date on which Sumitomo ceases to hold at least a majority of the aggregate voting rights attaching to our issued and outstanding shares, directors appointed by Sumitomo may be removed, with or without cause, by Sumitomo upon duly executed notice to us. On or after the date on which Sumitomo ceases to hold at least a majority of the aggregate voting rights attaching to our issued and outstanding shares, any director may be removed, with or without cause, by the shareholders, either by a joint written notice to us to that effect signed by the holders of a majority of the aggregate voting power of our issued and outstanding shares or by a resolution passed in a shareholders meeting convened on notice to remove the director and given to the director, as set out above.

Proceedings of board of directors

Our Bye-laws provide that our business is to be managed and conducted by our board of directors. Bermuda law permits individual and corporate directors and there is no requirement in our Bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our Bye-laws or Bermuda law that our directors must retire at a certain age.

The compensation of our directors is determined by the board of directors, and there is no requirement that a specified number or percentage of “independent” directors must approve any such determination. Our directors may also be paid all travel, hotel and other reasonable out-of-pocket expenses properly incurred by them in connection with our business or their duties as directors.

A director who discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law will not be entitled to vote in respect of any such contract or arrangement in which he or she is interested unless the chairman of the relevant meeting of the board of directors determines that such director is not disqualified from voting.

The chairperson of our board of directors will chair all meetings of the board of directors at which such individual is present. Prior to the date on which Sumitomo ceases to hold at least a majority of the aggregate voting rights attaching to our issued and outstanding shares, the chairperson of our board of directors will be a Sumitomo Director designated to us by duly executed notice from Sumitomo. On or after the date on which Sumitomo ceases to hold at least a majority of the aggregate voting rights attaching to our issued and outstanding shares, the chairperson of our board of directors will be elected by the directors.

Indemnification of directors and officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

Our Bye-laws provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that we shall advance funds to our officers and directors for expenses incurred in their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved. Our Bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such purpose.

Amendment of memorandum of association and bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our Bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by the affirmative vote in general meeting of the holders of a majority of the aggregate voting rights of the issued and outstanding shares entitled to vote thereon and voting at the meeting.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations and mergers

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. Our Bye-laws provide that the approval of the amalgamation or merger agreement shall require the affirmative votes of the holders of at least 66 2/3% of the aggregate voting rights of the issued and outstanding shares entitled to vote thereon and voting at the meeting (other than in respect of any amalgamation or merger constituting a “business combination”), and the quorum for such meeting shall be persons holding or representing more than 50% of the issued voting shares.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Business combinations

Although the Companies Act does not contain specific provisions regarding “business combinations” between companies organized under the laws of Bermuda and “interested shareholders,” we have included these provisions in our Bye-laws. Specifically, our Bye-laws contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, in addition to any other approval that may be required by applicable law:

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prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

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upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and voting shares outstanding at the time the transaction commenced; or

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after the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by our board of directors and authorized at an annual general meeting or special general meeting of shareholders by the affirmative vote of at least 66 2/3% of our issued and outstanding voting shares voted at the general meeting that are not owned by the interested shareholder.

For purposes of these provisions, a “business combination” includes recapitalizations, mergers, amalgamations, consolidations, exchanges, asset sales, leases, certain issues or transfers of shares or other securities and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is any person or entity that beneficially owns 15% or more of our issued and outstanding voting shares and any person or entity affiliated with or controlling or controlled by that person or entity.

Investor Rights Agreement provisions regarding certain actions

In December 2019, we entered into an investor rights agreement with Sumitomo and SBL in connection with a transaction whereby all of our common shares previously held by Roivant Sciences Ltd. were contributed to SBL, a wholly owned subsidiary of Roivant at the time of such contribution and, subsequent to such contribution, Sumitomo acquired all issued and outstanding equity securities of SBL. Upon consummation of this transaction, SBL acquired 22,860,013 common shares of the Company, which represented approximately 74.9% of our common shares outstanding on December 27, 2019. The investor rights agreement contains certain protections for the Company’s minority shareholders for so long as Sumitomo or certain of its affiliates beneficially own between 50% and 90% of the total number of votes entitled to be cast at elections of the Company’s directors, or the Total Voting Power. These protections include, among other things: (i) a requirement for a minimum of three independent directors on the Company’s board of directors (each of whom cannot be removed by Sumitomo or certain of its affiliates without the approval of a majority of the minority shareholders); (ii) a requirement that our audit committee be comprised solely of independent directors; (iii) the appointment of Mr. Pierre Legault as the Company’s lead independent director; (iv) a requirement that any transaction proposed by Sumitomo or certain of its affiliates that would increase Sumitomo’s beneficial ownership to over 76% of the Total Voting Power be approved by our audit committee (if occurring prior to December 27, 2021) and, if such transaction would increase Sumitomo’s beneficial ownership to over 80% of the Total Voting Power, a majority of the Company’s minority shareholders must vote on such matter; and (v) a requirement that any related person transactions between Sumitomo or certain of its affiliates and the Company be approved by our audit committee, consistent with the Company’s existing Related Person Transactions Policy.

Pursuant to the investor rights agreement, the Company also agreed that so long as Sumitomo or certain of its affiliates beneficially own between 50% and 90% of the Total Voting Power, the Company will inform SBL before issuing any new common shares and allow SBL to (i) participate in such issuance up to its pro rata share (unless such issuance is in connection with the acquisition of a business or its assets) or (ii) make sufficient open market purchases of the Company’s securities to ensure that Sumitomo’s beneficial ownership percentage does not decline as a result of such issuance.

Shareholder suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our Bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the U.S. Securities Exchange Commission, or SEC, that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Capitalization of profits and reserves

Pursuant to our Bye-laws, our board of directors may (1) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (2) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Untraced shareholders

Our Bye-laws provide that our board of directors may forfeit any dividend or other monies payable in respect of any shares that remain unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain provisions of Bermuda law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermudan dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermudan dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of our issued and outstanding common shares to and between residents and non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes Nasdaq. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda shall be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in our filings with the SEC. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority. We have sought and have obtained a specific permission from the Bermuda Monetary Authority for the issue and transfer of our common shares up to the amount of our authorized capital from time to time, and options, warrants, depository receipts, rights, loan notes, debt instruments and our other securities to persons resident and non-resident for exchange control purposes with the need for prior approval of such issue or transfer.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.

Registration rights

Pursuant to the investor rights agreement we entered into with Sumitomo and SBL in December 2019, among other things, the Company agreed to comply with any demands by SBL to register for sale, under the Securities Act of 1933, as amended, or the Securities Act, any common shares of the Company beneficially owned by SBL that have an anticipated aggregate net offering price of at least $5 million, subject to certain customary exceptions and the right of the Company to refuse any demand for registration if the Company already effected two registrations for SBL in the year preceding such demand. In addition, if we propose to register the offer and sale of any of our securities under the Securities Act, including for any shareholders other than SBL or its valid transferees, SBL will be entitled to certain “piggyback” registration rights allowing it to include its common shares in such registration, subject to certain marketing and other limitations. The registration of our common shares pursuant to the exercise of the foregoing registration rights would enable SBL to sell these common shares without restriction under the Securities Act when the applicable registration statement is declared effective. Subject to the terms of the investor rights agreement, we will generally pay the registration expenses, other than underwriting discounts, selling commissions and transfer taxes, of the shares registered pursuant to the foregoing demand and registration rights.

The demand and piggyback registration rights described above will expire upon the earlier of (1) at such time as a shareholder can sell all of its shares under Rule 144 of the Securities Act during any three-month period or (2) at such time, if any as Sumitomo or any of its controlled affiliates (other than the Company and its subsidiaries) beneficially owns, in the aggregate, less than 10% of our issued and outstanding common shares. In addition, if we propose to register the offer and sale of any of our securities under the Securities Act either for our own account or for the account of other shareholders, Hercules Capital, Inc., or Hercules, will be entitled to certain “piggyback” registration rights allowing it to include its common shares, including those common shares issuable upon exercises of its warrants, in such registration, subject to certain limitations. As a result, whenever we propose to file a registration statement under the Securities Act that falls within Hercules’ “piggyback” registration rights, Hercules has the right to include its common shares in the registration. This does not include any registration statements relating to the sale of our securities to employees pursuant to an equity incentive plan, relating to an SEC Rule 145 transaction, where the registration statement would not include substantially the same information required to offer such securities, or pursuant to which we register up to $150,000,000 of securities in a registered offering or series of offerings declared effective prior to September 30, 2019.

Transfer agent and registrar

A register of holders of the common shares is maintained by Conyers Corporate Services (Bermuda) Limited in Bermuda, and a branch register is maintained in the United States by American Stock Transfer & Trust Company, LLC, which also serves as transfer agent. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

Listing

Our common shares are listed on The Nasdaq Global Select Market under the symbol “UROV.”